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                                                                  EXHIBIT 99.1

[CENVEO logo]

                                                                  NEWS RELEASE


                   CENVEO SENDS LETTER TO BANTA CORPORATION
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STAMFORD, CT - (AUGUST 9, 2006) - Cenveo, Inc. (NYSE: CVO) today announced that it had sent the following letter to Banta Corporation (NYSE: BN):

August 8, 2006


Stephanie A. Streeter
Chairman, President and Chief Executive Officer
Banta Corporation
225 Main Street
Menasha, WI  54952

Dear Stephanie:

I am writing to express my disappointment in hearing from you that Banta Corporation is not "for sale." As we have communicated, we believe that Cenveo and Banta are complementary businesses and that a combination of Cenveo, Inc. and Banta is compelling and would provide substantial benefits to both companies' shareholders. The combination of these two companies would create a $3.0 billion print powerhouse with pre-synergy EBITDA in excess of $300 million that we believe would be better able to compete in the marketplace and provide a one-stop solution to our customers. I have personally completed 56 acquisitions during my business career, and Cenveo's management team has a wealth of experience in operating printing businesses such as


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Banta. I am sure you are fully aware of our business track record at World
Color, Moore and now Cenveo. We have constantly delivered for our shareholders and feel confident we can be successful again with the Banta / Cenveo combination.

Based on our most recent discussion, we believe it would be useful if we submitted an offer so that your entire Board will have the benefit of our thinking. Subject to diligence and negotiation of a mutually satisfactory definitive merger agreement (both of which are further discussed below), Cenveo proposes to acquire Banta for $46 per share in cash. We believe our offer provides immediate value that far exceeds Banta's current stock price and would not have the delay or execution risk inherent in management's strategy to increase shareholder value.

Since we are extremely comfortable with Banta's public filings, we would expect to conduct due diligence that would be largely confirmatory in nature and our merger agreement would be customary for a public company acquisition. We are ready to undertake a due diligence review of Banta at your earliest convenience and to meet with your team to negotiate a merger agreement at any time. Our offer would be subject to receipt of adequate financing for the transaction, which we believe will be readily obtainable.

Together with our outside advisors, we are prepared to commit the resources necessary to proceed expeditiously to reach an agreement with you regarding a combination.

Our Board of Directors has authorized this letter and fully supports a combination between Cenveo and Banta. We sincerely hope that, on further reflection together with Banta's other directors, you and Banta's entire Board will share our enthusiasm for the transaction. This matter has our highest priority, and we are committed to working with you in any way we can to bring this vision to fruition. As you have not returned our recent telephone calls and e-mails, we are making this letter public in the spirit of full disclosure for both shareholders at Banta and Cenveo. Thank you.


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Sincerely,

CENVEO, INC.


By:  /s/ Robert G. Burton, Sr.
   -----------------------------------------
   Robert G. Burton, Sr.
   Chairman and CEO



cc:      Jameson Adkins Baxter
         John F. Bergstrom
         Henry T. Denero
         David T. Gibbons
         Paul C. Reyelts
         Ray C. Richelsen
         Michael J. Winkler
         Janel Haugarth
         Pamela Moret

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CENVEO IS ONE OF NORTH AMERICA'S LEADING PROVIDERS OF PRINT AND VISUAL
COMMUNICATIONS, WITH ONE-STOP SERVICES FROM DESIGN THROUGH FULFILLMENT. THE COMPANY'S BROAD PORTFOLIO OF SERVICES AND PRODUCTS INCLUDE COMMERCIAL PRINTING, ENVELOPES, LABELS, PACKAGING AND BUSINESS DOCUMENTS DELIVERED THROUGH A NETWORK OF PRODUCTION, FULFILLMENT AND DISTRIBUTION FACILITIES THROUGHOUT NORTH AMERICA.


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Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual result to differ materially from such forward-looking statements. Those assumptions, risks and uncertainties include, without limitation: (1) uncertainties regarding future growth and our ability to successfully integrate acquisitions: (2) substantial indebtedness impairing our financial condition and limiting our ability to incur additional debt; (3) indebtedness imposing significant restrictions on our business; (4) additional indebtedness exacerbating the above factors; (5) debt instruments providing cross defaults causing all debt to become due and payable as a result of a default under an unrelated debt instrument; (6) our history of losses and uncertain return to consistent profitability; (7) the absence of long-term customer agreements in our industry, subjecting our business to fluctuations;
(8) factors affecting the U.S. postal services; (9) increases in paper costs and decreases in its availability; (10) availability of alternative delivery media; (11) intense competition; (12) supply, availability, and costs of raw materials and components; (13) fires or explosions at any of the Company's facilities; (14) environmental rules and regulations, non-compliance with which may expose the Company to adverse consequences; (15) acquisitions that might be unsuccessful; (16) contract pricing and timing of awards; (17) changing economic and political conditions in the U.S. and in other countries;
(18) dependence on key management personnel; (19) customer product acceptance;
(20) continued access to technical and capital resources; (21) availability of insurance coverage at acceptable terms; (22) changes in accounting or tax rules or pronouncements; (23) actual pension asset returns and assumptions regarding future returns, discount rates, and service costs; (24) changes in cost estimates related to restructuring or relocation of facilities; (25) the timing and extent of changes in interest rates; (26) access to capital markets and the costs thereof; (27) legal proceedings; and (28) other economic, political, and technological risks and uncertainties.



This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact the Company's business. Additional information regarding these and other factors may be contained in the Parent's filings with the SEC. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results and may be beyond the Company's control.

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These risks and uncertainties are set forth under Item 1 and Item 1A, Risk
Factors, in Cenveo's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and Cenveo's other SEC filings. A copy of the Annual Report is available at http://www.cenveo.com.


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Inquiries from analysts and investors should be directed to Robert G. Burton,
Jr. at (203) 595-3005.







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